Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED NOVEMBER 1, 2014

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	November 1, 2014	February 1, 2014	November 2, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$151	$255	$183
Accounts and other receivables	97	111	100
Merchandise inventories	2,434	1,532	2,627
Current deferred tax assets	57	33	14
Prepaid expenses and other current assets	88	61	96
Total current assets	2,827	1,992	3,020
Property and equipment, net	1,796	1,909	1,963
Goodwill	—	—	361
Deferred tax assets	35	35	68
Due from affiliates, net	818	777	770
Other assets	113	81	85
Total Assets	$5,589	$4,794	$6,267

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$1,398	$1,007	$1,557
Short-term borrowings from Parent	354	316	380
Accrued expenses and other current liabilities	626	584	606
Income taxes payable	96	100	83
Current portion of long-term debt	20	20	20
Total current liabilities	2,494	2,027	2,646
Long-term debt	3,170	2,491	2,991
Deferred tax liabilities	302	293	372
Deferred rent liabilities	382	375	372
Other non-current liabilities	130	135	135
Total stockholder’s deficit	(889)	(527)	(249)
Total Liabilities and Stockholder’s Deficit	$5,589	$4,794	$6,267
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales	$1,611	$1,642	$4,942	$4,908
Other revenues (1)	22	27	65	78
Total revenues	1,633	1,669	5,007	4,986
Cost of sales	1,037	1,082	3,180	3,143
Cost of other revenues	1	1	5	3
Gross margin	595	586	1,822	1,840
Selling, general and administrative expenses (1)	667	689	1,944	1,950
Depreciation and amortization	55	59	192	186
Other income, net (1)	(22)	(20)	(61)	(63)
Total operating expenses	700	728	2,075	2,073
Operating loss	(105)	(142)	(253)	(233)
Interest expense (1)	(88)	(61)	(206)	(180)
Interest income (1)	21	18	56	50
Loss before income taxes	(172)	(185)	(403)	(363)
Income tax (benefit) expense	(5)	89	4	29
Net loss	$(167)	$(274)	$(407)	$(392)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 8 entitled “Related party transactions” for further details):

	13 Weeks Ended		39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Other revenues	$17	$19	48	$53
Selling, general and administrative expenses	(81)	(83)	(239)	(243)
Other income, net	7	5	21	19
Interest expense	(4)	(5)	(14)	(14)
Interest income	21	17	56	49
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net loss	$(167)	$(274)	$(407)	$(392)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(7)	(2)	(2)	(20)
Unrealized gain on hedged transactions	—	—	1	—
Total other comprehensive loss, net of tax	(7)	(2)	(1)	(20)
Comprehensive loss, net of tax	$(174)	$(276)	$(408)	$(412)
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013
Cash Flows from Operating Activities:
Net loss	$(407)	$(392)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	192	186
Amortization and write-off of debt issuance costs and debt discount	34	20
Deferred income taxes	(6)	84
Other	17	16
Changes in operating assets and liabilities:
Accounts and other receivables	13	15
Merchandise inventories	(905)	(1,046)
Prepaid expenses and other operating assets	(10)	(14)
Due from affiliates, net	(43)	(38)
Accounts payable, Accrued expenses and other liabilities	431	664
Income taxes payable and receivable	(13)	(91)
Net cash used in operating activities	(697)	(596)
Cash Flows from Investing Activities:
Capital expenditures	(92)	(131)
Proceeds from sales of fixed assets	3	11
Property insurance recovery	1	—
Net cash used in investing activities	(88)	(120)
Cash Flows from Financing Activities:
Long-term debt borrowings	2,179	748
Long-term debt repayments	(1,503)	(311)
Short-term borrowings from Parent	1,196	1,292
Repayments of short-term borrowings to Parent	(1,158)	(934)
Capitalized debt issuance costs	(32)	—
Dividends paid to Parent	—	(79)
Net cash provided by financing activities	682	716
Effect of exchange rate changes on Cash and cash equivalents	(1)	(4)
Cash and cash equivalents:
Net decrease during period	(104)	(4)
Cash and cash equivalents at beginning of period	255	187
Cash and cash equivalents at end of period	$151	$183
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S (DEFICIT) EQUITY
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s (Deficit) Equity
(In millions)
Balance, February 2, 2013	$3,575	$3	$(3,349)	$229
Net loss	—	—	(392)	(392)
Total other comprehensive loss, net of tax	—	(20)	—	(20)
Stock compensation expense	8	—	—	8
Contribution arising from tax allocation arrangement	5	—	—	5
Dividends paid to Parent	(79)	—	—	(79)
Balance, November 2, 2013	$3,509	$(17)	$(3,741)	$(249)

Balance, February 1, 2014	$3,518	$(43)	$(4,002)	$(527)
Net loss	—	—	(407)	(407)
Total other comprehensive loss, net of tax	—	(1)	—	(1)
Stock compensation expense	5	—	—	5
Contribution arising from tax allocation arrangement	9	—	—	9
Non-cash contributions from Parent	32	—	—	32
Balance, November 1, 2014	$3,564	$(44)	$(4,409)	$(889)
 See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada, Guam and Puerto Rico; Babies “R” Us stores in the United States; and Internet businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of November 1, 2014, February 1, 2014 and November 2, 2013, the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Comprehensive Loss for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013 and the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s (Deficit) Equity for the thirty-nine weeks ended November 1, 2014 and November 2, 2013, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and thirty-nine weeks then ended. The Condensed Consolidated Balance Sheet at February 1, 2014, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended February 1, 2014, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended February 1, 2014 included as an exhibit to Parent’s Form 8-K filed on May 2, 2014. The results of operations for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013 are not necessarily indicative of operating results for the full year.
Subsequent Events
We have performed an evaluation of subsequent events through December 16, 2014, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt
A summary of the Company’s consolidated Long-term debt as of November 1, 2014, February 1, 2014 and November 2, 2013 is outlined in the table below:

(In millions)	November 1, 2014	February 1, 2014	November 2, 2013
Secured term loan facility, due fiscal 2016 (1)	$—	$646	$647
7.375% senior secured notes, due fiscal 2016 (1)	—	357	358
8.500% senior secured notes, due fiscal 2017 (2)	720	719	719
Incremental secured term loan facility, due fiscal 2018 (1)	134	372	373
Second incremental secured term loan facility, due fiscal 2018 (1)	67	210	210
$1.85 billion secured revolving credit facility, expires fiscal 2019 (3)	782	—	497
Tranche A-1 loan facility, due fiscal 2019 (1)	272	—	—
Secured term B-4 loan facility, due fiscal 2020 (1)	1,010	—	—
8.750% debentures, due fiscal 2021 (4)	22	22	22
Finance obligations associated with capital projects	170	169	169
Capital lease obligations	13	16	16
	3,190	2,511	3,011
Less current portion	20	20	20
Total Long-term debt (5)	$3,170	$2,491	$2,991

(1)
On October 24, 2014, we amended the credit agreement for our Secured term loan facility to provide for, among other things, a new tranche of term loans in an aggregate principal amount of $1,026 million due fiscal 2020 (the “Secured

Term B-4 Loan”). Additionally, we amended the credit agreement for the $1.85 billion secured revolving credit facility (“ABL Facility”) to provide for, among other things, a new tranche of loans in an aggregate principal amount of $280 million due fiscal 2019 (the “Tranche A-1 Loan”). The Secured Term B-4 Loan and the Tranche A-1 Loan, together with other sources and funds available to us, were used to (i) refinance in full the Secured term loan facility due fiscal 2016, (ii) extend $380 million of the term loans due fiscal 2018 under the Incremental secured term loan facility and the Second incremental secured term loan facility into the Secured Term B-4 Loan and (iii) redeem all of the 7.375% senior secured notes due fiscal 2016 (“Toys-Delaware Secured Notes”), plus accrued interest, premiums and fees. The Secured Term B-4 Loan is guaranteed by Wayne Real Estate Parent Company, LLC, an indirect parent of Toys “R” Us Property Company I, LLC.

(2)	Represents obligations of Toys “R” Us Property Company II, LLC, our indirect wholly-owned subsidiary.

(3)	On March 21, 2014, we amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions.

(4)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(5)
We maintain derivative instruments on certain of our long-term debt, which impacts our effective interest rates. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 8 entitled “Related party transactions” for further details.

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	transfer money between us, our Parent and our various subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
As of November 1, 2014, we did not have any net assets subject to such restrictions. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of November 1, 2014, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity.
Borrowing Availability
On March 21, 2014, we amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended will continue to provide for $1.85 billion of revolving commitments, and permits us to request an increase in commitments by up to $1.15 billion, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders. The ABL Facility has a final maturity date of March 21, 2019, with a springing maturity date if our term loans due fiscal 2018 are not repaid 30 days prior to maturity. The ABL Facility as amended bears a tiered floating interest rate of London Interbank Offered Rate (“LIBOR”) plus a margin of between 1.50% and 1.75% depending on usage (or, at the election of the borrower, a tiered floating interest rate based on the agent’s prime rate plus a margin of between 0.50% and 0.75% depending on usage). A commitment fee is payable on the undrawn portion of the ABL Facility in an amount equal to 0.25% per annum of the average daily balance of unused commitments during each calendar quarter. In connection with the amended and restated credit agreement, we incurred transaction fees of $31 million, which are capitalized as deferred debt issuance costs, amortized over the term of the agreement and included in Other assets on our Condensed Consolidated Balance Sheet. Prior to the amended ABL Facility, unamortized debt issuance costs were $17 million, of which $1 million was expensed, and the remaining amount will be amortized over the term of the amended and restated credit agreement.
The ABL facility will continue to be available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of the Company and certain of its subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants that, among other things, restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, make investments, loans or advances, sell or transfer assets, pay dividends or distributions, repurchase capital stock or make other restricted payments, repay or prepay certain debt, engage in transactions with affiliates, amend material documents and change fiscal year. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires us to maintain excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period (or if certain specified defaults are continuing or if excess availability falls below $130 million at any time). Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves.
On October 24, 2014, we amended the credit agreement for our ABL Facility and the Intercreditor Agreement (as defined below) as part of the issuance of the Secured Term B-4 Loan and Tranche A-1 Loan. Refer to the Tranche A-1 loan facility below for further details on the amendment to the credit agreement for our ABL Facility. The Intercreditor amendment amended the Amended and Restated Intercreditor Agreement, dated as of August 24, 2010 (the “Intercreditor Agreement”), to provide for, among other things, modifications to the priority of the Canadian Pledge Collateral (as defined in the Intercreditor Agreement).
At November 1, 2014, under our ABL Facility, we had outstanding borrowings of $782 million, a total of $95 million of outstanding letters of credit and excess availability of $902 million. We are also subject to a minimum excess availability covenant, which was $125 million at November 1, 2014, with remaining availability of $777 million in excess of the covenant.
Incremental secured term loan facility, due fiscal 2018 ($134 million at November 1, 2014)
On October 24, 2014, we refinanced $237 million of the Incremental secured term loan outstanding in conjunction with the issuance of the Secured Term B-4 Loan. As a result, the remaining $1 million of deferred debt issuance costs, as of November 1, 2014, will continue to be amortized over the original term of the agreement. Refer to Secured Term B-4 Loan below for further details on the tranche of new term loans.
Second incremental secured term loan facility, due fiscal 2018 ($67 million at November 1, 2014)
On October 24, 2014, we refinanced $143 million of the Second incremental secured term loan outstanding in conjunction with the issuance of the Secured Term B-4 Loan. As a result, the remaining $1 million of deferred debt issuance costs, as of November 1, 2014, will continue to be amortized over the original term of the agreement. Refer to Secured Term B-4 Loan below for further details on the tranche of new term loans.
Tranche A-1 loan facility, due fiscal 2019 ($272 million at November 1, 2014)
On October 24, 2014, we amended the credit agreement for our ABL Facility to provide for, among other things, the new Tranche A-1 Loan in an aggregate principal amount of $280 million. The Tranche A-1 Loan was issued at a discount of $8 million, which resulted in the receipt of gross proceeds of $272 million. In conjunction with the Tranche A-1 Loan, we capitalized $8 million of transaction fees as deferred debt issuance costs, which are being amortized over the term of the facility.
The Tranche A-1 Loan will mature on October 24, 2019, subject to a springing maturity in 2018 if the remaining Incremental secured term loan and Second incremental secured term loan have not been refinanced, extended or otherwise replaced or repaid prior to such time. The Tranche A-1 Loan will bear interest equal to, at the option of us or Toys “R” Us – Canada, as applicable, (i) LIBOR plus a margin of 7.25% per annum (subject to a LIBOR floor of 1.00%) or (ii) the Prime Rate (defined as the highest of (x) the rate of interest in effect for such day as publicly announced from time to time by the ABL Agent as its “prime rate”, (y) the Federal Funds Rate plus 0.50%, and (z) one-month LIBOR plus 1.00%), plus a margin of 6.25% per annum. The Tranche A-1 Loan will initially bear interest equal to LIBOR plus a margin of 7.25% per annum (subject to a LIBOR floor of 1.00%).
Certain prepayments of the Tranche A-1 Loan which lower the All-in Yield (as defined in the credit agreement for the ABL Facility) of the Tranche A-1 Loan on or prior to the one-year anniversary of the refinancing closing date will be subject to a prepayment premium of 1.00% of the principal amount that is repriced or refinanced (subject to certain exceptions).

The Tranche A-1 Loan is guaranteed by our subsidiaries (other than certain excluded subsidiaries) that guarantee the existing loans and commitments under the credit agreement for the ABL Facility. The Tranche A-1 Loan is secured by the same collateral that secures the existing loans and commitments under the credit agreement for the ABL Facility.
The Tranche A-1 Loan is subject to a borrowing base consisting of specified percentages of eligible inventory, eligible credit card receivables and certain Canadian real estate which does not reduce the availability under the borrowing base for the ABL Facility (provided that the Tranche A-1 Loan borrowing base includes (i) $125 million of the required availability amount for the ABL Facility and (ii) an availability reserve with respect to the borrowing base for the ABL Facility if the amount of outstanding Tranche A-1 Loan otherwise exceeds the borrowing base with respect to the Tranche A-1 Loan).
Secured term B-4 loan facility, due fiscal 2020 ($1,010 million at November 1, 2014)
On October 24, 2014, we amended the credit agreement for our Secured term loan facility to provide for, among other things, the new Secured Term B-4 Loan tranche in an aggregate principal amount of $1,026 million. The Secured Term B-4 Loan was issued at a discount of $19 million, which resulted in the receipt of gross proceeds of $1,007 million.  In conjunction with the Secured Term B-4 Loan, we capitalized $27 million of transaction fees as deferred debt issuance costs which are being amortized over the term of the facility.
The Secured Term B-4 Loan and the Tranche A-1 Loan, together with other sources and funds available to us, were used to (i) refinance in full the Secured term loan facility due fiscal 2016, (ii) extend $380 million of the term loans due fiscal 2018 under the Incremental secured term loan facility and the Second incremental secured term loan facility into the Secured Term B-4 Loan and (iii) redeem all of the the Toys-Delaware Secured Notes at a redemption price of 101.844% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.  As a result of the refinancing, we expensed $35 million, composed of the write-off of portions of unamortized deferred debt issuance costs and original issue discount related to the extinguishment of the Secured term loan facility, the Incremental secured term loan facility, the Second incremental secured term loan facility and the Toys-Delaware Secured Notes, as well as a redemption premium of $6 million on the Toys-Delaware Secured Notes.
The Secured Term B-4 Loan will mature on April 24, 2020 and bear interest equal to, at our option, (i) LIBOR plus a margin of 8.75% per annum (subject to a LIBOR floor of 1.00%) or (ii) the Base Rate (defined as the highest of (x) the Federal Funds Rate plus 0.50%, (y) the rate of interest in effect for such day as publicly announced from time to time by the Term Agent as its “prime rate” and (z) one-month LIBOR plus 1.00%) plus a margin of 7.75% per annum (subject to a Base Rate floor of 2.00%). The Secured Term B-4 Loan will initially bear interest equal to LIBOR plus a margin of 8.75% per annum (subject to a LIBOR floor of 1.00%).
The Secured Term B-4 Loan is required to be repaid in equal quarterly installments commencing February 28, 2015 in aggregate annual amounts equal to 1.00% of the original principal amount, with the balance payable on the final maturity date. Voluntary prepayments and certain mandatory prepayments of the Secured Term B-4 Loan will be subject to a prepayment premium of (i) prior to the one and one-half year anniversary of the refinancing closing date, a “make-whole” price as set forth in the credit agreement for the Secured term loan facility, (ii) after the one and one-half year anniversary of the refinancing closing date, but prior to the two and one-half year anniversary of the refinancing closing date, 2.00% of the principal amount prepaid and (iii) after the two and one-half year anniversary of the refinancing closing date, but prior to the three and one-half year anniversary of the refinancing closing date, 1.00% of the principal amount prepaid.
The Secured Term B-4 Loan is guaranteed by (i) all of the guarantors that guarantee the other Loans (as defined in the credit agreement for the Secured term loan facility) under the credit agreement for the Secured term loan facility and (ii) Wayne Real Estate Parent Company, LLC (the “Additional Guarantor”) pursuant to an unsecured guarantee (the “Unsecured Guarantee”) for the benefit of the lenders of the Secured Term B-4 Loan. Wayne Real Estate Parent Company, LLC is an indirect parent of Toys “R” Us Property Company I, LLC which, along with its wholly-owned subsidiaries, owns or leases 328 properties as of November 1, 2014 that are leased to us pursuant to a master lease agreement. The Secured Term B-4 Loan is secured by the same collateral that secures the other loans under the credit agreement for the Secured term loan facility. In addition, we have agreed to provide, in the future, for the benefit of the lenders of the Secured Term B-4 Loan, a first priority security interest in certain specified real property, subject to certain exceptions.
The Unsecured Guarantee contains certain provisions triggering mandatory prepayments by us of the Secured Term B-4 Loan, including, among other things, in connection with the incurrence of certain additional indebtedness and the making of certain restricted payments, in each case, by the Additional Guarantor and its subsidiaries, subject to certain exceptions, including exceptions for indebtedness and restricted payments permitted under the current Propco I Term Loan Facility. The Unsecured Guarantee also contains certain covenants applicable to the Additional Guarantor and its subsidiaries, including, among other things, limitations on the sale or disposition of assets and the conduct of business, subject to certain exceptions. In addition, if the Additional Guarantor fails to comply with certain covenants in the Unsecured Guarantee, additional interest of 2.00% per annum with respect to the aggregate outstanding principal amount of Secured Term B-4 Loan will be payable by us.

3. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR. Some of our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of November 1, 2014, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of November 1, 2014 are designated as cash flow hedges in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 815, “Derivatives and Hedging.”
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013, respectively. Reclassifications from Accumulated other comprehensive (loss) income to Interest expense primarily relate to realized Interest expense on interest rate caps. We expect to reclassify a net loss of $1 million over the next 12 months to Interest expense from Accumulated other comprehensive (loss) income.
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the change in the fair value of the derivative and the underlying hedged item separately. As of the second quarter of fiscal 2014, the derivative we designated as a fair value hedge failed to meet the effectiveness assessment thresholds required to qualify for hedge accounting. Accordingly, changes in the fair value of the derivative continue to be recorded in Interest expense. No material ineffectiveness was recorded for the thirteen and thirty-nine weeks ended November 1, 2014. We recorded a $1 million and nominal net gain in earnings related to ineffectiveness for the thirteen and thirty-nine weeks ended November 2, 2013, respectively. In conjunction with the dedesignation of the fair value hedge, commencing in the second quarter of fiscal 2014, we no longer adjusted the hedged debt for changes in fair value attributable to changes in the benchmark interest rate. We recorded the residual basis adjustment to the hedged debt from the application of hedge accounting to Interest expense. In the third quarter of fiscal 2014, we extinguished the hedged debt and recognized a $4 million gain in Interest expense.
Subsequent Event
On November 26, 2014, we terminated a $350 million notional amount interest rate swap which was originally scheduled to expire in September 2016.  As a result, we received cash proceeds of $10 million.
Certain of our agreements with credit-risk related contingent features contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At November 1, 2014, February 1, 2014 and November 2, 2013, there were no derivative liabilities related to agreements that contain credit-risk related contingent features. As of November 1, 2014, February 1, 2014 and November 2, 2013, we were not required to post collateral for any of these derivatives.
Foreign Exchange Contracts
We enter into foreign currency forward contracts to economically hedge the USD merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with our subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At November 1, 2014, February 1, 2014 and November 2, 2013, there were no derivative liabilities related to agreements that contain credit-risk related contingent features. As of November 1, 2014, February 1, 2014 and November 2, 2013, we were not required to post collateral for any of these derivatives.
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive (loss) income on our Condensed Consolidated Statements of Stockholder’s (Deficit) Equity for the thirty-nine weeks ended November 1, 2014 and November 2, 2013:

	39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013
Derivatives designated as cash flow hedges:
Beginning balance	$(1)	$(2)
Change in fair value recognized in Accumulated other comprehensive (loss) income - Interest Rate Contracts	—	—
Reclassifications from Accumulated other comprehensive (loss) income - Interest Rate Contracts	1	—
Ending balance	$—	$(2)
The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013:

	13 Weeks Ended		39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	$—	$—	$—	$(2)
Loss on the change in fair value - Interest Rate Contract	(1)	—	(2)	—
Gain on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	2	—	1	2
	1	—	(1)	—
Derivative designated as a cash flow hedges:
Amortization of hedged caps	(1)	—	(2)	(1)
	(1)	—	(2)	(1)
Derivative designated as a fair value hedge:
Amortization of swap basis adjustment - Interest Rate Contract	—	(1)	—	(1)
Loss on the change in fair value - Interest Rate Contract	—	—	(2)	(4)
Gain recognized in Interest expense on hedged item	—	1	2	4
	—	—	—	(1)
Total Interest expense	$—	$—	$(3)	$(2)

(1)
Gains and losses related to our short-term intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans.

The following table contains the notional amounts and related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of November 1, 2014, February 1, 2014 and November 2, 2013:

	November 1, 2014		February 1, 2014		November 2, 2013
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Prepaid expenses and other current assets (1)	$700	$—	$—	$—	$—	$—
Other assets	—	—	700	—	700	—
Interest Rate Contract designated as a fair value hedge:
Other assets	—	—	350	13	350	14
Interest Rate Contract not designated for hedge accounting:
Prepaid expenses and other current assets (1)	300	—	—	—	—	—
Other assets	350	9	300	—	300	—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	13	—	—	—	52	—
Accrued expenses and other current liabilities	—	—	—	—	(5)	—
Total derivative contracts outstanding:
Prepaid expenses and other current assets	$1,013	$—	$—	$—	$52	$—
Other assets	350	9	1,350	13	1,350	14
Total derivative assets (2)	$1,363	$9	$1,350	$13	$1,402	$14

Accrued expenses and other current liabilities	$—	$—	$—	$—	$(5)	$—
Total derivative liabilities (2)	$—	$—	$—	$—	$(5)	$—

(1)
Amount as of November 1, 2014 includes reclassification of contracts scheduled to mature within the next 12 months, which were previously included within Other assets as of February 1, 2014 and November 2, 2013.

(2)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.
Offsetting of Derivatives
We present our derivatives at gross fair values in the Condensed Consolidated Balance Sheets. However, some of our interest rate and foreign exchange contracts are subject to master netting arrangements which allow net settlements under certain conditions. As of November 1, 2014, February 1, 2014 and November 2, 2013, the aggregate gross fair value of derivative liabilities which could be net settled against our derivative assets were nominal, respectively, and the aggregate gross fair value of derivative assets which could be net settled against our derivative liabilities were nominal, respectively. As of November 1, 2014, February 1, 2014 and November 2, 2013, none of the master netting arrangements involved collateral.

4. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.

The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements taking into account the impact of any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. We measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.
The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increases (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these derivatives. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period.
The table below presents our assets and liabilities measured at fair value on a recurring basis as of November 1, 2014, February 1, 2014 and November 2, 2013, aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at November 1, 2014
Assets
Derivative financial instruments:
Interest rate contracts	$—	$9	$—	$9
Total assets	$—	$9	$—	$9

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at February 1, 2014
Assets
Derivative financial instruments:
Interest rate contracts	$—	$13	$—	$13
Total assets	$—	$13	$—	$13

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at November 2, 2013
Assets
Derivative financial instruments:
Interest rate contracts	$—	$14	$—	$14
Total assets	$—	$14	$—	$14

For the thirty-nine weeks ended November 1, 2014 and November 2, 2013, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used classified as Level 3 were determined using a discounted cash flow valuation method or a relative, market-based approach based on purchase offers or appraisals we have received from third parties. The inputs we use to calculate discounted cash flows include the projected cash flows for the asset group (generally by store location) and, when significant, a risk-adjusted rate of return we estimate would be used by a market participant in valuing the assets. The projected cash flows are based on the Company’s sales, gross margin and expense forecasts for each asset group, taking into consideration historical cash flows, as well as anticipated costs and/or proceeds from disposal. For our market-based valuations, we use purchase offers we receive from third parties, predominantly for our properties, which are classified as Level 3 because they are not received in an organized market or observable to market participants. Alternatively, when management commits to sell properties and no third party offers exist, we use asset appraisals conducted by external specialists with experience in real estate valuations. These require a significant amount of specialist judgment regarding appropriate comparable properties and their assessment of current market conditions.
For the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013, we had no impairments to long-lived assets held for sale. There have been no changes in valuation technique or related inputs for long-lived assets for the thirty-nine weeks ended November 1, 2014 and November 2, 2013. During the third quarter of fiscal 2014, management determined that fair values based on offers received should be reclassified to Level 3. The impact of this change on the prior periods was deemed immaterial.
The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at November 1, 2014 and November 2, 2013. As of November 1, 2014 and November 2, 2013, we did not have any long-lived assets classified as Level 1 or 2 within the fair value hierarchy.

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3) (1)	Impairment Losses
Long-lived assets held and used	$4	$1	$3
Balance, May 3, 2014	4	1	3
Long-lived assets held and used	4	1	3
Balance, August 2, 2014	8	2	6
Long-lived assets held and used	—	—	—
Balance, November 1, 2014	$8	$2	$6

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3) (1)	Impairment Losses
Long-lived assets held and used	$—	$—	$—
Balance, May 4, 2013	—	—	—
Long-lived assets held and used	2	1	1
Balance, August 3, 2013	2	1	1
Long-lived assets held and used	3	1	2
Balance, November 2, 2013	$5	$2	$3

(1)
Includes fair values based on offers received, which were previously classified as Level 2 and should have been Level 3, of $1 million as of August 2, 2014, August 3, 2013 and November 2, 2013, respectively.

Other Financial Instruments
The fair values of our Long-term debt including current portion are estimated using quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods. Debt instruments classified as Level 1 are based on quoted prices in active markets and Level 2 instruments are valued using market prices we obtain from external third parties. Debt instruments classified as Level 3 are not publicly traded, and therefore we are unable to obtain quoted market prices, and are generally valued using estimated spreads, a present value calculation or a cash flow analysis, as appropriate. There have been no significant changes in valuation technique or related inputs for Long-term debt for the thirty-nine weeks ended November 1, 2014 and November 2, 2013. The table below presents the carrying values and fair values of our Long-term debt including current portion as of November 1, 2014, February 1, 2014 and November 2, 2013, aggregated by level in the fair value hierarchy within which those measurements fall.

	Long-term Debt
(In millions)	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
November 1, 2014	$3,190	$3,089	$732	$1,391	$966
February 1, 2014	2,511	2,287	739	1,363	185
November 2, 2013	3,011	2,929	751	1,496	682
Other financial instruments that are not measured at fair value on our Condensed Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to the short-term nature of these assets and liabilities, their carrying amounts approximate fair value.

5. Income taxes
The following table summarizes our Income tax (benefit) expense and effective tax rates for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Loss before income taxes	$(172)	$(185)	$(403)	$(363)
Income tax (benefit) expense	(5)	89	4	29
Effective tax rate	2.9%	(48.1)%	(1.0)%	(8.0)%
The effective tax rates for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is (2.3)% for the thirty-nine weeks ended November 1, 2014 compared to 15.5% for the same period last year. The difference between our forecasted annualized effective tax rates is primarily due to our not being able to take a benefit for current year losses in the U.S., compared with our having taken a partial benefit for U.S. losses in fiscal 2013.
For the thirteen weeks ended November 1, 2014, our effective tax rate was impacted by a tax benefit of $5 million resulting from a $6 million benefit related to a decrease in the cost of repatriating foreign earnings which was offset by a tax expense of $1 million for adjustments to deferred taxes resulting from a change in statutory tax rate. For the thirteen weeks ended November 2, 2013, our effective tax rate was impacted by a tax expense of $83 million related to an increase in our valuation allowance on deferred tax assets that existed as of the beginning of the year in the U.S. federal and state jurisdictions, as the Company determined that it was more likely than not that these assets would not be realized in the foreseeable future. The conclusion was based on the weight of the available positive and negative evidence, including the Company reaching the three year cumulative loss threshold in these jurisdictions (after adjustments required for tax purposes).
For the thirty-nine weeks ended November 1, 2014, our effective tax rate was impacted by a tax benefit of $5 million resulting from a $6 million benefit related to a decrease in the cost of repatriating foreign earnings which was offset by a tax expense of $1 million for adjustments to deferred taxes resulting from a change in statutory tax rate. For the thirty-nine weeks ended November 2, 2013, our effective tax rate was impacted by a tax expense of $83 million related to an increase in our valuation allowance on deferred tax assets that existed as of the beginning of the year in the U.S. Federal and state jurisdictions, as the Company determined that it was more likely than not that these assets would not be realized in the foreseeable future. This conclusion was based on the weight of the available positive and negative evidence, including the Company reaching the three year cumulative loss threshold in these jurisdictions (after adjustments required for tax purposes). There was additional expense of $1 million related to state income taxes.

6. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and baby product offerings in the United States, Puerto Rico and Guam, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments also include their respective Internet operations. Segment operating (loss) earnings excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we did not generate material sales from any single customer.
Our percentages of consolidated Total revenues by product category for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013 were as follows:

	13 Weeks Ended		39 Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Baby	46.5%	46.0%	46.9%	47.2%
Core Toy	16.1%	14.3%	13.8%	12.8%
Entertainment	6.6%	7.9%	6.8%	6.9%
Learning	20.2%	20.8%	18.5%	18.3%
Seasonal	9.3%	9.2%	12.6%	12.8%
Other (1)	1.3%	1.8%	1.4%	2.0%
Total	100%	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing fees from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.
A summary of financial results by reportable segment is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Total revenues
Domestic	$1,462	$1,484	$4,498	$4,454
Canada	171	185	509	532
Total revenues	$1,633	$1,669	$5,007	$4,986
Operating (loss) earnings
Domestic (1)	$(56)	$(100)	$(94)	$(99)
Canada	2	6	15	28
Corporate and other (1)	(51)	(48)	(174)	(162)
Operating loss	(105)	(142)	(253)	(233)
Interest expense	(88)	(61)	(206)	(180)
Interest income	21	18	56	50
Loss before income taxes	$(172)	$(185)	$(403)	$(363)
(1) Commencing in the third quarter of fiscal 2014, certain professional fees of $7 million for the thirty-nine weeks ended November 1, 2014 that were previously recorded to our Domestic segment have been reclassified to our Corporate and other division.

(In millions)	November 1, 2014	February 1, 2014	November 2, 2013
Merchandise inventories
Domestic	$2,168	$1,375	$2,350
Canada	266	157	277
Total Merchandise inventories	$2,434	$1,532	$2,627

7. Litigation and legal proceedings
We and our Parent are, and in the future may be, involved in various lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions
Transactions with the Sponsors - Our Parent is owned by an investment group led by entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 (“Advisory Agreement”). The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Prior to an amendment in August 2014, described below, the management and advisory fees paid to the Sponsors (the “Advisory Fees”) increased 5% per year during the ten-year term of the agreement with the exception of fiscal 2009.
In August 2014, the Advisory Agreement was amended in order to reduce the Advisory Fees to $17 million for fiscal year 2014 and each year thereafter.  If in the future our Parent successfully completes an initial public offering (“IPO”), the Sponsors may elect to receive from the proceeds of such IPO, an amount equal to the aggregate difference between: (x) the Advisory Fees that we would have paid in fiscal year 2014 and each fiscal year thereafter had such amounts not been fixed and (y) the Advisory Fees that were actually paid by us for fiscal year 2014 and each fiscal year thereafter. We recorded Advisory Fees of $2 million and $13 million for the thirteen and thirty-nine weeks ended November 1, 2014, respectively. We recorded advisory fees of $3 million and $11 million for the thirteen and thirty-nine weeks ended November 2, 2013, respectively. During the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013, we also paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses.
Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid Transaction Fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. Transaction fees are capitalized as deferred debt issuance costs and are amortized over the term of the agreement and included in Other assets on our Condensed Consolidated Balance Sheet.
In connection with the amendment and restatement of the ABL Facility on March 21, 2014, we incurred Transaction Fees of $19 million pursuant to the terms of the Advisory Agreement.
In connection with the amendment of the Secured term loan facility and ABL Facility to provide for the Secured Term B-4 Loan and Tranche A-1 Loan, respectively, on October 24, 2014, we incurred Transaction Fees of $13 million pursuant to the terms of the Advisory Agreement.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. During the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013, investment funds or accounts advised by KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties was $2 million and $6 million during each of the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013, respectively.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $1 million and $4 million for the thirteen and thirty-nine weeks ended November 1, 2014, respectively, with respect to 0.6% of our operated stores, which include Toys “R” Us Express stores. Of the aggregate amount paid, less than $1 million and $1 million for the thirteen and thirty-nine weeks ended November 1, 2014, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.  For the thirteen and thirty-nine weeks ended November 2, 2013, we paid an aggregate amount of $1 million and $5 million, respectively, with respect to 0.8% of our operated stores, which include Express stores. Of the aggregate amount paid, less than $1 million and $1 million for the thirteen and thirty-nine weeks ended November 2, 2013, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 365 and 377 properties from affiliates of Parent as of November 1, 2014 and November 2, 2013, respectively. Selling, general and administrative expenses (“SG&A”) includes lease expense of $69 million and $216 million, respectively, which includes reimbursement of expenses of $11 million and $33 million related to these leases for the thirteen and thirty-nine weeks ended November 1, 2014, respectively. For the thirteen and thirty-nine weeks ended November 2, 2013, SG&A included lease expense of $72 million and $220 million, respectively, which includes reimbursement of expenses of $11 million and $33 million related to these leases.
Other Transactions with Toys “R” Us Property Company I, LLC (“TRU Propco I”) - Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I or the anticipated sublease income to be received by the Company. For the thirteen and thirty-nine weeks ended November 1, 2014, SG&A includes $7 million and $8 million, respectively, related to expenses associated with store closures. For the thirteen and thirty-nine weeks ended November 2, 2013, SG&A includes $6 million and and $9 million, respectively, of such expenses.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (“DSA”). The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net on our Condensed Consolidated Statements of Operations. The amounts we charged to Parent and other affiliates for the thirteen and thirty-nine weeks ended November 1, 2014 for these services were $2 million and $4 million, respectively, and $1 million and $4 million for the thirteen and thirty-nine weeks ended November 2, 2013, respectively.
In addition, we incurred $3 million and $10 million of service fees for the thirteen and thirty-nine weeks ended November 1, 2014, respectively. We incurred $2 million and $7 million of service fees for the thirteen and thirty-nine weeks ended November 2, 2013, respectively. These costs, which primarily related to fees associated with our China sourcing office, are recorded within SG&A on our Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (the “ITASSA”) - We provide information technology services, internal audit services and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For the thirteen and thirty-nine weeks ended November 1, 2014, our affiliates were charged $5 million and $17 million, respectively, for these services, which are recorded in Other income, net on our Condensed Consolidated Statements of Operations. For the thirteen and thirty-nine weeks ended November 2, 2013, our affiliates were charged $4 million and $15 million, respectively, for these services.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent’s foreign affiliates in the toy, baby and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and thirty-nine weeks ended November 1, 2014, we charged Parent’s foreign affiliates license fees of $17 million and $48 million, respectively, which are classified on our Condensed Consolidated Statements of Operations as Other revenues. For the thirteen and thirty-nine weeks ended November 2, 2013, we charged Parent’s foreign affiliates license fees of $19 million and $53 million, respectively.

Dividends Paid to Parent - We make restricted payments or other distributions or advances to Parent for general corporate purposes including, among other things, to pay interest, repay, refinance, repurchase, redeem, defease or otherwise satisfy indebtedness of our Parent or any of its subsidiaries. For the thirty-nine weeks ended November 1, 2014, we paid no dividends to Parent. For the thirty-nine weeks ended November 2, 2013, we paid dividends to Parent of $79 million.
Contributions Received from Parent - We received a non-cash capital contribution from Parent for deferred financing costs associated with the issuance of the Secured Term B-4 Loan and the Tranche A-1 Loan which refinanced the Secured term loan facility, the Incremental secured term loan facility, the Second incremental secured term loan facility and the 7.375% senior secured notes due fiscal 2016. For the thirty-nine weeks ended November 1, 2014, contributions received from Parent as reimbursement of transaction fees were $32 million. For the thirty-nine weeks ended November 2, 2013, no contributions were received from Parent.
Stock Compensation Expense - For the thirteen and thirty-nine weeks ended November 1, 2014, $2 million and $5 million, respectively, of total stock-based compensation expense related to awards issued to participants by Parent was recognized in SG&A. For the thirteen and thirty-nine weeks ended November 2, 2013, $3 million and $7 million, respectively, of total stock-based compensation expense was recognized.
Due from Affiliates, Net - As of November 1, 2014, February 1, 2014 and November 2, 2013, Due from affiliates, net, consists of receivables from Parent and affiliates of $818 million, $777 million and $770 million, respectively. In connection with loans to and from Parent, we incur related party interest expense and receive related party interest income.
As of November 1, 2014, February 1, 2014 and November 2, 2013, $14 million, $7 million and $16 million, respectively, of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of November 1, 2014, February 1, 2014 and November 2, 2013, the net amount owed to our affiliates was $9 million, $10 million and $10 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Condensed Consolidated Balance Sheets.
Short-term Borrowings from Parent - From time to time, we have short-term intercompany loans outstanding with Parent. As of November 1, 2014, February 1, 2014 and November 2, 2013, we maintained balances of $354 million, $316 million and $380 million, respectively, in short-term intercompany loans from Parent. For each of the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013 we incurred $1 million and $4 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent.

9. Dispositions
During the thirteen weeks ended November 1, 2014, we sold certain properties and assets for proceeds of $1 million resulting in nominal net gains. During the thirty-nine weeks ended November 1, 2014, we sold certain properties and assets for proceeds of $3 million resulting in net gains of $1 million. Net gains on sales of properties are included in Other income, net.

10. Stock-based compensation
Award Exchange
In September 2014, certain participants were offered an opportunity to exchange their outstanding stock options that were granted by our Parent prior to fiscal 2014 (“Old Options”) under the Toys “R” Us, Inc. Amended and Restated 2005 Management Equity Plan, as amended (the “Management Equity Plan”), or the Toys “R” Us, Inc. 2010 Incentive Plan, as amended (the “2010 Incentive Plan”), for new stock options granted under the 2010 Incentive Plan (“New Options”) on a one-for-one basis. On October 10, 2014, our Parent closed its offer with a total of 833,395 Old Options canceled and an equal amount of New Options issued under the 2010 Incentive Plan. The New Options have an exercise price of $8.00 and vest as follows: (i) New Options granted in exchange for Old Options originally granted during the period commencing on January 1, 2005 and ending on December 31, 2012 will vest 50% on the award exchange date and 25% on each of the first and second anniversaries of the award exchange date and (ii) New Options granted in exchange for Old Options originally granted in fiscal 2013 vest in equal annual installments over the subsequent four years from the anniversary of the award exchange date. We accounted for the modification in accordance with ASC Topic 718, “Compensation - Stock Compensation.” Management has concluded that the modification resulted in incremental compensation costs of $1 million for the thirteen and thirty-nine weeks ended November 1, 2014, which were recorded in SG&A on the Condensed Consolidated Statements of Operations.

Award Acceleration
In September 2014, our Parent accelerated certain restricted share units and restricted share awards issued under the 2010 Incentive Plan. This acceleration provided that these unvested restricted shares for eligible participants became immediately vested as of September 8, 2014. We accounted for the modification of these awards in accordance with ASC Topic 718. Management has concluded that the acceleration resulted in incremental compensation costs of $1 million for the thirteen and thirty-nine weeks ended November 1, 2014, which were included in SG&A on the Condensed Consolidated Statements of Operations.
Amendment to the 2010 Incentive Plan
Effective September 2014, our Parent adopted Amendment No. 2 (“Amendment No. 2”) to the 2010 Incentive Plan. This amendment provides that no further awards would be granted under the Management Equity Plan and the number of shares of common stock of our Parent available for issuance under the 2010 Incentive Plan was increased by the number of shares available for issuance under the Management Equity Plan as of July 17, 2014 and any shares that after July 17, 2014 would have otherwise been available for issuance thereunder. This amendment did not have an impact on our Condensed Consolidated Financial Statements.

11. Accumulated other comprehensive (loss) income
Total other comprehensive loss is included in the Condensed Consolidated Statements of Comprehensive Loss and Condensed Consolidated Statements of Stockholder’s (Deficit) Equity. Accumulated other comprehensive (loss) income is reflected in Total stockholder’s deficit on the Condensed Consolidated Balance Sheets, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized loss on hedged transactions, net of tax	Accumulated other comprehensive (loss) income
Balance, February 2, 2013	$5	$(2)	$3
Current period change	(6)	—	(6)
Balance, May 4, 2013	$(1)	$(2)	$(3)
Current period change	(12)	—	(12)
Balance, August 3, 2013	$(13)	$(2)	$(15)
Current period change	(2)	—	(2)
Balance, November 2, 2013	$(15)	$(2)	$(17)

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized loss on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, February 1, 2014	$(42)	$(1)	$(43)
Current period change	5	—	5
Balance, May 3, 2014	$(37)	$(1)	$(38)
Current period change	—	1	1
Balance, August 2, 2014	$(37)	$—	$(37)
Current period change	(7)	—	(7)
Balance, November 1, 2014	$(44)	$—	$(44)

12. Recent accounting pronouncements
In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently assessing the impact the adoption of ASU 2014-15 will have on our Condensed Consolidated Financial Statements.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU 2014-12”).  ASU 2014-12 provides specific guidance on this Topic, requiring that performance targets that affect vesting and that could be achieved after the requisite service period be treated as a performance condition.  A reporting entity should apply existing guidance in ASC Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards.  This varies from the previous practice, as such provisions were also accounted for as non-vesting restrictions which affect the determination of grant-date fair value and required expense recognition over the requisite service period regardless of whether the performance condition is met.  The amendments in this ASU are effective for reporting periods beginning after December 15, 2015, with early adoption permitted.  An entity may apply the standards (1) prospectively to all share-based payment awards that are granted or modified on or after the effective date, or (2) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter.  The adoption of ASU 2014-12 is not expected to have an impact on our Condensed Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 will have on our Condensed Consolidated Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended February 1, 2014, included as an exhibit to Parent’s Form 8-K filed on May 2, 2014 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing merchandise in our baby, core toy, entertainment, learning and seasonal product categories in the United States, Canada, Puerto Rico and Guam. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and baby product offerings in 894 stores in 49 states, Puerto Rico and Guam; and Toys “R” Us – Canada (“Canada”), in which we operated 94 stores. In addition, as of November 1, 2014, we operated 249 Toys “R” Us Express stores (“Express stores”), including 81 Express stores with a cumulative lease term of at least two years (“Permanent Express”). Domestic and Canada segments also include their respective Internet operations.

Financial Performance
As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and thirty-nine weeks ended November 1, 2014 compared to the thirteen and thirty-nine weeks ended November 2, 2013:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Total revenues	$1,633	$1,669	$5,007	$4,986
Gross margin	595	586	1,822	1,840
Gross margin as a percentage of Total revenues	36.4%	35.1%	36.4%	36.9%
Selling, general and administrative expenses	$667	$689	$1,944	$1,950
Selling, general and administrative expenses as a percentage of Total revenues	40.8%	41.3%	38.8%	39.1%
Net loss	$(167)	$(274)	$(407)	$(392)
Non-GAAP Financial Measure:
Adjusted EBITDA (1)	$(35)	$(73)	$(14)	$(3)
(1) For an explanation of Adjusted EBITDA as a measure of the Company’s operating performance and a reconciliation to net loss, see “Non-GAAP Financial Measure - Adjusted EBITDA” below.
Total revenues decreased by $36 million for the thirteen weeks ended November 1, 2014 compared to the same period last year. Foreign currency translation decreased Total revenues by $12 million for the thirteen weeks ended November 1, 2014. Excluding the impact of foreign currency translation, the decrease in Total revenues was primarily due to a decrease in comparable store net sales within our Domestic and Canada segments. Partially offsetting the decrease in Total revenues was an increase in net sales from new side-by-side (“SBS”) stores within our Canada segment. Total revenues increased by $21 million for the thirty-nine weeks ended November 1, 2014, compared to the same period last year. Foreign currency translation decreased Total revenues by $34 million for the thirty-nine weeks ended November 1, 2014. Excluding the impact of foreign currency translation, the increase in Total revenues was primarily due to an increase in comparable store net sales within our Domestic segment and an increase in net sales from new SBS stores within our Canada segment.
Gross margin, as a percentage of Total revenues, increased by 1.3 percentage points for the thirteen weeks ended November 1, 2014 compared to the same period last year. The increase was primarily the result of margin improvements in our Domestic segment within certain categories mainly attributable to promotional efficiencies (reduction in the depth and breadth of promotions). Partially offsetting the increase in Gross margin, as a percentage of Total revenues, were margin rate declines within certain categories in our Canada segment. Gross margin, as a percentage of Total revenues, decreased by 0.5 percentage points for the thirty-nine weeks ended November 1, 2014 compared to the same period last year. The decrease was primarily the result of margin declines in our Domestic segment due to promotional and clearance efforts in the first half of fiscal 2014 partially resulting from an incremental $8 million net loss on previously identified clearance inventory written down in the fourth quarter of fiscal 2013. Additionally contributing to the decrease in Gross margin, as a percentage of Total revenues, were margin rate declines within certain categories in our Canada segment.
Selling, general and administrative expenses (“SG&A”) decreased by $22 million for the thirteen weeks ended November 1, 2014 compared to the same period last year. Foreign currency translation decreased SG&A by $3 million for the thirteen weeks ended November 1, 2014. Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to decreases in advertising and promotional expenses, occupancy costs and payroll expenses. SG&A decreased by $6 million for the thirty-nine weeks ended November 1, 2014 compared to the same period last year. Foreign currency translation decreased SG&A by $11 million for the thirty-nine weeks ended November 1, 2014. Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to increases in professional fees, payroll expenses and occupancy costs, partially offset by decreases in legal expenses and advertising and promotional expenses.
Net loss decreased by $107 million for the thirteen weeks ended November 1, 2014 compared to the same period last year. The decrease was primarily due to a net decrease in income taxes. Net loss for the thirty-nine weeks ended November 1, 2014 increased by $15 million compared to the same period last year. The increase was primarily due to an increase in Interest expense and a decrease in gross margin dollars, partially offset by a net decrease in income taxes.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.
Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and on-line, we can better gauge how the core store base and e-commerce businesses are performing since comparable store net sales excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.
The following table discloses the change in our comparable store net sales for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013:

	13 Weeks Ended		39 Weeks Ended
	November 1, 2014 vs. 2013	November 2, 2013 vs. 2012	November 1, 2014 vs. 2013	November 2, 2013 vs. 2012
Domestic	(1.0)%	(5.2)%	1.5%	(5.9)%	(1)
Canada	(2.8)%	(0.4)%	(0.8)%	(0.2)%

(1)	Excludes the effect of an immaterial out of period adjustment. Previously reported comparable store net sales was (5.8)% for the thirty-nine weeks ended November 2, 2013.

Percentage of Total Revenues by Product Category

	13 Weeks Ended		39 Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Baby	46.5%	46.0%	46.9%	47.2%
Core Toy	16.1%	14.3%	13.8%	12.8%
Entertainment	6.6%	7.9%	6.8%	6.9%
Learning	20.2%	20.8%	18.5%	18.3%
Seasonal	9.3%	9.2%	12.6%	12.8%
Other (1)	1.3%	1.8%	1.4%	2.0%
Total	100%	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing fees from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

Store Count by Segment

	November 1, 2014	November 2, 2013	Change
Domestic (1)	894	879	15
Canada (2)	94	104	(10)
Total (3)	988	983	5

(1)
Store count as of November 1, 2014 includes 302 Toys “R” Us (“TRU”) stores, 229 Babies “R” Us (“BRU”) stores, 214 SBS stores, 59 Juvenile Expansions, 20 Babies “R” Us Express (“BRU Express”) stores and 70 Permanent Express stores. Store count as of November 2, 2013 included 309 TRU stores, 235 BRU stores, 214 SBS stores, 59 Juvenile Expansions, 20 BRU Express stores and 42 Permanent Express stores.

(2)
Store count as of November 1, 2014 includes 56 SBS stores, 22 TRU stores, five BRU Express stores and 11 Permanent Express stores. Store count as of November 2, 2013 included 53 SBS stores, 22 TRU stores, five BRU Express stores and 24 Permanent Express stores.

(3)
There were 167 Domestic and one Canada Express store open as of November 1, 2014 and 176 Domestic and six Canada Express stores open as of November 2, 2013. These stores were not included in our overall store count within our Domestic and Canada segments and are considered temporary as they have a cumulative lease term of less than two years.

Net Loss

	13 Weeks Ended			39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	Change	November 1, 2014	November 2, 2013	Change
Toys “R” Us - Delaware	$(167)	$(274)	$107	$(407)	$(392)	$(15)
Net loss decreased by $107 million to $167 million for the thirteen weeks ended November 1, 2014, compared to $274 million for the same period last year. The decrease in Net loss was primarily due to a net decrease in income taxes of $94 million.
Net loss increased by $15 million to $407 million for the thirty-nine weeks ended November 1, 2014, compared to $392 million for the same period last year. The increase in Net loss was primarily due to an increase in Interest expense of $26 million and a decrease in gross margin dollars of $18 million, partially offset by a net decrease in income taxes of $25 million.

Total Revenues

	13 Weeks Ended
					Percentage of Total revenues
($ In millions)	November 1, 2014	November 2, 2013	$ Change	% Change	November 1, 2014	November 2, 2013
Domestic	$1,462	$1,484	$(22)	(1.5)%	89.5%	88.9%
Canada	171	185	(14)	(7.6)%	10.5%	11.1%
Toys “R” Us - Delaware	$1,633	$1,669	$(36)	(2.2)%	100.0%	100.0%
Total revenues decreased by $36 million or 2.2%, to $1,633 million for the thirteen weeks ended November 1, 2014, compared to $1,669 million for the same period last year. Total revenues for the thirteen weeks ended November 1, 2014 included the impact of foreign currency translation, which decreased Total revenues by $12 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for the thirteen weeks ended November 1, 2014 was primarily due to a decrease in comparable store net sales within our Domestic and Canada segments. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions. Partially offsetting the decrease in Total revenues was an increase in net sales from new SBS stores within our Canada segment.
Total revenues for the thirteen weeks ended November 1, 2014 and November 2, 2013 included $17 million and $19 million of licensing fees charged to our Parent’s foreign affiliates, respectively.

	39 Weeks Ended
					Percentage of Total revenues
($ In millions)	November 1, 2014	November 2, 2013	$ Change	% Change	November 1, 2014	November 2, 2013
Domestic	$4,498	$4,454	$44	1.0%	89.8%	89.3%
Canada	509	532	(23)	(4.3)%	10.2%	10.7%
Toys “R” Us - Delaware	$5,007	$4,986	$21	0.4%	100.0%	100.0%
Total revenues increased by $21 million or 0.4%, to $5,007 million for the thirty-nine weeks ended November 1, 2014, compared to $4,986 million for the same period last year. Total revenues for the thirty-nine weeks ended November 1, 2014 included the impact of foreign currency translation, which decreased Total revenues by $34 million.
Excluding the impact of foreign currency translation, the increase in Total revenues for the thirty-nine weeks ended November 1, 2014 was primarily due to an increase in comparable store net sales within our Domestic segment. The increase in comparable store net sales was primarily driven by an increase in the number of transactions. Additionally contributing to the increase in Total revenues was an increase in net sales from new SBS stores within our Canada segment.
Total revenues for the thirty-nine weeks ended November 1, 2014 and November 2, 2013 included $48 million and $53 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $22 million or 1.5%, to $1,462 million for the thirteen weeks ended November 1, 2014, compared to $1,484 million for the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 1.0%.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment, learning and baby product categories. The decrease in our entertainment category was primarily due to decreased sales of interactive video game figurines and video game software. The decrease in our learning category was primarily due to decreased sales of creative activity products and educational electronics. The decrease in our baby product category was primarily due to decreased sales of consumables. Partially offsetting these decreases was an increase in our core toy category primarily as a result of increased sales of girls’ role play products and accessories.
Total revenues for the Domestic segment increased by $44 million or 1.0%, to $4,498 million for the thirty-nine weeks ended November 1, 2014, compared to $4,454 million for the same period last year. The increase in Total revenues was primarily a result of an increase in comparable store net sales of 1.5%.

The increase in comparable store net sales resulted primarily from increases in our core toy and learning categories. The increase in our core toy category was primarily due to increased sales of girls’ role play products and accessories. The increase in our learning category was primarily due to increased sales of construction toys. Partially offsetting these increases was a decrease in our seasonal category primarily as a result of decreased sales of outdoor products.
Canada
Total revenues for the Canada segment decreased by $14 million or 7.6%, to $171 million for the thirteen weeks ended November 1, 2014, compared to $185 million for the same period last year. Excluding a $12 million decrease in Total revenues due to foreign currency translation, Canada Total revenues decreased primarily as a result of a decline in our comparable store net sales of 2.8%. Partially offsetting these decreases was an increase in net sales from new SBS stores.
The decrease in comparable store net sales resulted primarily from decreases in our learning and entertainment categories. The decrease in our learning category was primarily due to decreased sales of creative activity products and educational electronics. The decrease in our entertainment category was primarily due to decreased sales of video game software and accessories. Partially offsetting these decreases was an increase in our baby product category primarily due to increased sales of baby gear.
Total revenues for the Canada segment decreased by $23 million or 4.3%, to $509 million for the thirty-nine weeks ended November 1, 2014, compared to $532 million for the same period last year. Excluding a $34 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new SBS stores. Partially offsetting these increases was a decrease in our comparable store net sales of 0.8%.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment and learning categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and accessories, and portable media players and accessories. The decrease in our learning category was primarily due to decreased sales of educational electronics and creative activity products. Partially offsetting these decreases were increases in our baby product and seasonal categories. The increase in our baby product category was primarily due to increased sales of baby gear. The increase in our seasonal category was primarily due to increased sales of outdoor products.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
Gross Margin

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	November 1, 2014	November 2, 2013	$ Change	November 1, 2014	November 2, 2013	Change
Domestic	$529	$513	$16	36.2%	34.6%	1.6%
Canada	66	73	(7)	38.6%	39.5%	(0.9)%
Toys “R” Us - Delaware	$595	$586	$9	36.4%	35.1%	1.3%
Gross margin increased by $9 million to $595 million for the thirteen weeks ended November 1, 2014, compared to $586 million for the same period last year. Foreign currency translation decreased Gross margin by $4 million.
Gross margin, as a percentage of Total revenues, increased by 1.3 percentage points for the thirteen weeks ended November 1, 2014 compared to the same period last year. The increase in Gross margin, as a percentage of Total revenues, was primarily the result of margin improvements in our Domestic segment within certain categories mainly attributable to promotional efficiencies (reduction in the depth and breadth of promotions). Partially offsetting the increase in Gross margin, as a percentage of Total revenues, were margin rate declines within certain categories in our Canada segment.

	39 Weeks Ended
				Percentage of Total revenues
($ In millions)	November 1, 2014	November 2, 2013	$ Change	November 1, 2014	November 2, 2013	Change
Domestic	$1,622	$1,622	$—	36.1%	36.4%	(0.3)%
Canada	200	218	(18)	39.3%	41.0%	(1.7)%
Toys “R” Us - Delaware	$1,822	$1,840	$(18)	36.4%	36.9%	(0.5)%
Gross margin decreased by $18 million to $1,822 million for the thirty-nine weeks ended November 1, 2014, compared to $1,840 million for the same period last year. Foreign currency translation decreased Gross margin by $13 million.
Gross margin, as a percentage of Total revenues, decreased by 0.5 percentage points for the thirty-nine weeks ended November 1, 2014 compared to the same period last year. The decrease in Gross margin, as a percentage of Total revenues, was primarily the result of margin declines in our Domestic segment due to promotional and clearance efforts in the first half of fiscal 2014 partially resulting from an incremental $8 million net loss on previously identified clearance inventory written down in the fourth quarter of fiscal 2013. Additionally contributing to the decrease in Gross margin, as a percentage of Total revenues, were margin rate declines within certain categories in our Canada segment.
Domestic
Gross margin increased by $16 million to $529 million for the thirteen weeks ended November 1, 2014, compared to $513 million for the same period last year. Gross margin, as a percentage of Total revenues, increased by 1.6 percentage points for the thirteen weeks ended November 1, 2014 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from overall margin improvements predominantly in our baby product and core toy categories due to promotional efficiencies (reduction in the depth and breadth of promotions).
Gross margin for the thirty-nine weeks ended November 1, 2014 was $1,622 million, consistent with the same period last year. Gross margin, as a percentage of Total revenues, decreased by 0.3 percentage points for the thirty-nine weeks ended November 1, 2014 compared to the same period last year.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin declines due to promotional and clearance efforts in the first half of fiscal 2014, partially resulting from an incremental $8 million net loss on previously identified clearance inventory written down in the fourth quarter of fiscal 2013. This was partially offset by overall margin improvements within our baby product category.
Canada
Gross margin decreased by $7 million to $66 million for the thirteen weeks ended November 1, 2014, compared to $73 million for the same period last year. Foreign currency translation decreased Gross margin by $4 million. Gross margin, as a percentage of Total revenues, decreased by 0.9 percentage points for the thirteen weeks ended November 1, 2014 compared to the same period last year.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate declines, predominantly in our seasonal and learning categories.
Gross margin decreased by $18 million to $200 million for the thirty-nine weeks ended November 1, 2014, compared to $218 million for the same period last year. Foreign currency translation decreased Gross margin by $13 million. Gross margin, as a percentage of Total revenues, decreased by 1.7 percentage points for the thirty-nine weeks ended November 1, 2014 compared to the same period last year.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate declines, predominantly in our learning and seasonal categories.

Selling, General and Administrative Expenses
The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	November 1, 2014	November 2, 2013	$ Change	November 1, 2014	November 2, 2013	Change
Toys “R” Us - Delaware	$667	$689	$(22)	40.8%	41.3%	(0.5)%
SG&A decreased by $22 million to $667 million for the thirteen weeks ended November 1, 2014, compared to $689 million for the same period last year. Foreign currency translation decreased SG&A by $3 million. As a percentage of Total revenues, SG&A decreased by 0.5 percentage points.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a $6 million decrease in advertising and promotional expenses, a $5 million decrease in occupancy costs and a $4 million decrease in payroll expenses.

	39 Weeks Ended
				Percentage of Total revenues
($ In millions)	November 1, 2014	November 2, 2013	$ Change	November 1, 2014	November 2, 2013	Change
Toys “R” Us - Delaware	$1,944	$1,950	$(6)	38.8%	39.1%	(0.3)%
SG&A decreased by $6 million to $1,944 million for the thirty-nine weeks ended November 1, 2014, compared to $1,950 million for the same period last year. Foreign currency translation decreased SG&A by $11 million. As a percentage of Total revenues, SG&A decreased by 0.3 percentage points.
Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to a $15 million increase in professional fees, a $14 million increase in payroll expenses and a $6 million increase in occupancy costs, predominantly as a result of increased utility expenses. These increases were partially offset by a $20 million decrease in legal expenses related to the prior year judgment in the Aleo v. SLB Toys USA, Inc. (“Aleo”) case and a $14 million decrease in advertising and promotional expenses.

Depreciation and Amortization

	13 Weeks Ended			39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	Change	November 1, 2014	November 2, 2013	Change
Toys “R” Us - Delaware	$55	$59	$(4)	$192	$186	$6
Depreciation and amortization decreased by $4 million to $55 million for the thirteen weeks ended November 1, 2014, compared to the same period last year. The decrease was primarily due to fully depreciated assets.
Depreciation and amortization increased by $6 million to $192 million for the thirty-nine weeks ended November 1, 2014, compared to the same period last year. The increase was primarily due to accelerated depreciation of certain assets, which we committed to dispose of prior to the end of their useful lives, partially offset by fully depreciated assets.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	information technology and administrative support service income;

•	gift card breakage income;

•	management service fees income;

•	net gains on sales of properties;

•	impairment of long-lived assets; and

•	other operating income and expenses.

	13 Weeks Ended			39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	Change	November 1, 2014	November 2, 2013	Change
Toys “R” Us - Delaware	$22	$20	$2	$61	$63	$(2)
Other income, net increased by $2 million to $22 million for the thirteen weeks ended November 1, 2014, compared to $20 million for the same period last year. The increase was primarily due to a $2 million decrease in impairment of long-lived assets.
Other income, net decreased by $2 million to $61 million for the thirty-nine weeks ended November 1, 2014, compared to $63 million for the same period last year. The decrease was primarily due to a $3 million increase in impairment of long-lived assets.

Interest Expense

	13 Weeks Ended			39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	Change	November 1, 2014	November 2, 2013	Change
Toys “R” Us - Delaware	$88	$61	$27	$206	$180	$26
Interest expense increased by $27 million and $26 million for the thirteen and thirty-nine weeks ended November 1, 2014, respectively, compared to the same periods last year. The increase for both periods was primarily due to $35 million of incremental expense, composed of the write-off of portions of unamortized deferred debt issuance costs and original issue discount related to the current year extinguishment of the Secured term loan facility, the Incremental secured term loan facility, the Second incremental secured term loan facility and the 7.375% senior secured notes due fiscal 2016, as well as a redemption premium of $6 million on the 7.375% senior secured notes due fiscal 2016.
As a result of the third quarter of fiscal 2014 refinancing of the Secured term loan facility and credit agreement for the ABL Facility to provide for the Secured Term B-4 Loan and the Tranche A-1 Loan, each as defined below, respectively, we expect that our annual Interest expense will increase primarily due to a higher rate of interest.

Interest Income

	13 Weeks Ended			39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	Change	November 1, 2014	November 2, 2013	Change
Toys “R” Us - Delaware	$21	$18	$3	$56	$50	$6
Interest income increased by $3 million and $6 million for the thirteen and thirty-nine weeks ended November 1, 2014, respectively, compared to the same periods last year. The increase for both periods was primarily due to higher interest income associated with our intercompany loans.

Income Tax (Benefit) Expense
The following table summarizes our income tax (benefit) expense and effective tax rates for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Loss before income taxes	$(172)	$(185)	$(403)	$(363)
Income tax (benefit) expense	(5)	89	4	29
Effective tax rate	2.9%	(48.1)%	(1.0)%	(8.0)%

The effective tax rates for the thirteen and thirty-nine weeks ended November 1, 2014 and November 2, 2013 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is (2.3)% for the thirty-nine weeks ended November 1, 2014 compared to 15.5% for the same period last year. The difference between our forecasted annualized effective tax rates is primarily due to our not being able to take a benefit for current year losses in the U.S., compared with our having taken a partial benefit for U.S. losses in fiscal 2013.
For the thirteen weeks ended November 1, 2014, our effective tax rate was impacted by a tax benefit of $5 million resulting from a $6 million benefit related to a decrease in the cost of repatriating foreign earnings which was offset by a tax expense of $1 million for adjustments to deferred taxes resulting from a change in statutory tax rate. For the thirteen weeks ended November 2, 2013, our effective tax rate was impacted by a tax expense of $83 million related to an increase in our valuation allowance on deferred tax assets that existed as of the beginning of the year in the U.S. federal and state jurisdictions, as the Company determined that it was more likely than not that these assets would not be realized in the foreseeable future. The conclusion was based on the weight of the available positive and negative evidence, including the Company reaching the three year cumulative loss threshold in these jurisdictions (after adjustments required for tax purposes).
For the thirty-nine weeks ended November 1, 2014, our effective tax rate was impacted by a tax benefit of $5 million resulting from a $6 million benefit related to a decrease in the cost of repatriating foreign earnings which was offset by a tax expense of $1 million for adjustments to deferred taxes resulting from a change in statutory tax rate. For the thirty-nine weeks ended November 2, 2013, our effective tax rate was impacted by a tax expense of $83 million related to an increase in our valuation allowance on deferred tax assets that existed as of the beginning of the year in the U.S. Federal and state jurisdictions, as the Company determined that it was more likely than not that these assets would not be realized in the foreseeable future. This conclusion was based on the weight of the available positive and negative evidence, including the Company reaching the three year cumulative loss threshold in these jurisdictions (after adjustments required for tax purposes). There was additional expense of $1 million related to state income taxes.

Non-GAAP Financial Measure - Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net loss	$(167)	$(274)	$(407)	$(392)

Add:
Income tax (benefit) expense	(5)	89	4	29
Interest expense, net	67	43	150	130
Depreciation and amortization	55	59	192	186
EBITDA	(50)	(83)	(61)	(47)

Adjustments:
Sponsors’ management and advisory fees (a)	2	3	13	11
Litigation expense (b)	—	—	—	20
Severance	1	—	7	3
Store closure costs	7	5	11	7
Impairment of long-lived assets (c)	—	2	6	3
Net gains on sales of properties	—	(1)	(1)	(2)
Compensation expense (d)	7	1	11	3
Property losses, net of insurance recoveries (e)	(2)	—	(9)	—
Obsolete inventory clearance (f)	—	—	8	—
Other (g)	—	—	1	(1)
Adjusted EBITDA (h)	$(35)	$(73)	$(14)	$(3)

(a)	Represents the fees expensed to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”) in accordance with the advisory agreement.

(b)	Represents litigation expenses recognized in fiscal 2013 related to the judgment in the Aleo case.

(c)	Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.

(d)
Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers' awards. Commencing in the second quarter of fiscal 2014, we have revised our definition of Adjusted EBITDA to include the impact of forfeitures of certain officers' awards and have therefore revised our prior year's Adjusted EBITDA.

(e)	Represents property losses and insurance claims recognized.

(f)	Represents an incremental loss on previously identified clearance inventory.

(g)	Represents miscellaneous other charges which were not individually significant for separate disclosure.

(h)
Adjusted EBITDA is defined as EBITDA (earnings before net interest income (expense), income tax (benefit) expense, depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

Liquidity and Capital Resources
Overview
As of November 1, 2014, we were in compliance with all of the covenants related to our outstanding debt. On March 21, 2014, we amended and restated the credit agreement for our $1.85 billion secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended will continue to provide for $1.85 billion of revolving commitments. At November 1, 2014, under the ABL Facility, we had outstanding borrowings of $782 million, a total of $95 million of outstanding letters of credit and excess availability of $902 million. We are also subject to a minimum excess availability covenant, which was $125 million at November 1, 2014 with remaining availability of $777 million in excess of the covenant.
In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of November 1, 2014, February 1, 2014 and November 2, 2013, we had outstanding balances of $354 million, $316 million and $380 million in short-term intercompany loans from Parent.
We are dependent on the borrowings provided by our lenders and Parent to support our working capital needs, capital expenditures and to service debt. As of November 1, 2014, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, remodeling existing stores, financing construction of new stores and paying expenses, such as payroll costs and rental expense, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. For the thirty-nine weeks ended November 1, 2014, peak borrowings under our ABL Facility amounted to $782 million.
Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility and from our Parent. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general corporate purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying indebtedness of our Parent or of its subsidiaries.
Although we believe that cash generated from operations, along with our existing cash, ABL Facility and borrowings from Parent will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our ability to refinance our maturing debt and available resources in the future.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores and remodeling existing stores, as well as improving and enhancing our e-commerce and other information technology and logistics systems. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table presents our capital expenditures for the thirty-nine weeks ended November 1, 2014 and November 2, 2013:

	39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013
Information technology	$41	$34
Other store-related projects (1)	30	54
Distribution centers	15	9
New Stores (2)	6	34
Total capital expenditures	$92	$131

(1)	Includes store updates and other projects including conversions.

(2)	Includes single format stores (including Express stores) as well as SBS relocations.

Cash Flows

	39 Weeks Ended
(In millions)	November 1, 2014	November 2, 2013	$ Change
Net cash used in operating activities	$(697)	$(596)	$(101)
Net cash used in investing activities	(88)	(120)	32
Net cash provided by financing activities	682	716	(34)
Effect of exchange rate changes on Cash and cash equivalents	(1)	(4)	3
Net decrease during period in Cash and cash equivalents	$(104)	$(4)	$(100)
Cash Flows Used in Operating Activities
Net cash used in operating activities increased $101 million to $697 million for the thirty-nine weeks ended November 1, 2014, compared to $596 million for the thirty-nine weeks ended November 2, 2013. The increase in Net cash used in operating activities was primarily the result of an increase in vendor payments due to timing, partially offset by a decrease in merchandise purchases.
Cash Flows Used in Investing Activities
Net cash used in investing activities decreased $32 million to $88 million for the thirty-nine weeks ended November 1, 2014, compared to $120 million for the thirty-nine weeks ended November 2, 2013. The decrease in Net cash used in investing activities was primarily due to a $39 million reduction in capital expenditures, partially offset by an $8 million decrease in proceeds received from sales of fixed assets compared to prior year.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities decreased $34 million to $682 million for the thirty-nine weeks ended November 1, 2014, compared to $716 million for the thirty-nine weeks ended November 2, 2013. The decrease in Net cash provided by financing activities was primarily due to a decline of $320 million in net short-term borrowings from Parent and a $32 million increase in capitalized debt issuance costs, offset by an increase of $239 million in third party net long-term debt borrowings and $79 million in prior year dividends paid to Parent. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details regarding our debt.

Debt
Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details regarding our debt and any of the transactions described below.
As of November 1, 2014, we had total indebtedness (excluding Short-term borrowings from Parent) of $3,190 million, of which $2,985 million was secured indebtedness.
During the thirty-nine weeks ended November 1, 2014, the following events occurred with respect to our debt structure:

•
On October 24, 2014, we amended the credit agreement for our Secured term loan facility to provide for, among other things, a new tranche of term loans in an aggregate principal amount of $1,026 million due fiscal 2020 (the “Secured Term B-4 Loan”). Additionally, we amended the credit agreement for the ABL Facility to provide for, among other things, a new tranche of loans in an aggregate principal amount of $280 million due fiscal 2019 (the “Tranche A-1 Loan”). The Secured Term B-4 Loan and the Tranche A-1 Loan, together with other sources and funds available to us, were used to (i) refinance in full the Secured term loan facility due fiscal 2016, (ii) extend $380 million of the term loans due fiscal 2018 under the Incremental secured term loan facility and the Second incremental secured term loan facility into the Secured Term B-4 Loan and (iii) redeem all of the 7.375% senior secured notes due fiscal 2016, plus accrued interest, premiums and fees.

•
On March 21, 2014, we amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended will continue to provide for $1.85 billion of revolving commitments, and permits us to request an increase in commitments by up to $1.15 billion, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders. The ABL Facility has a final maturity date of March 21, 2019, with a springing maturity date if our term loans due fiscal 2018 are not repaid 30 days prior to maturity.

We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions” and Note 15 entitled “RELATED PARTY TRANSACTIONS” to our Annual Financial Statements for the fiscal year ended February 1, 2014 included as an exhibit to Parent’s Form 8-K filed on May 2, 2014.

Contractual Obligations
Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Due to the changes in our Long-term debt during the thirty-nine weeks ended November 1, 2014 described in Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt,” we have provided updated Long-term debt and interest payment information. The following table summarizes the contractual obligations associated with our Long-term debt and related interest payments as of November 1, 2014.

	Payments Due By Period
(In millions)	Remainder of Fiscal 2014	Fiscals 2015 & 2016	Fiscals 2017 & 2018	Fiscals 2019 and thereafter	Total
Long-term debt (1)(2)	$2	$33	$935	$2,068	$3,038
Interest payments (1)(3)(4)(5)	67	401	341	144	953
Total	$69	$434	$1,276	$2,212	$3,991

(1)
Reflects the current year issuance of the Secured Term B-4 Loan and the Tranche A-1 Loan which refinanced the Secured term loan facility, the Incremental secured term loan facility, the Second incremental secured term loan facility and the 7.375% senior secured notes due fiscal 2016.

(2)	Excludes finance obligations associated with capital projects and capital lease obligations.

(3)	In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps. Interest payments presented are net of interest rate swaps or caps.

(4)	Interest payments for our ABL Facility were estimated based on average borrowings under the facility for the last twelve months.

(5)	On November 26, 2014, we terminated a $350 million notional amount interest rate swap which was originally scheduled to expire in September 2016. As a result, we received cash proceeds of $10 million.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended February 1, 2014 included as an exhibit to Parent’s Form 8-K filed on May 2, 2014, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In November 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-17, “Business Combinations (Topic 805): Pushdown Accounting” (“ASU 2014-17”). ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period as a change in accounting principle in accordance with ASC Topic 250, “Accounting Changes and Error Corrections”. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. ASU 2014-17 also requires an acquired entity that elects the option to apply pushdown accounting in its separate financial statements to disclose information in the current reporting period that enables users of financial statements to evaluate the effect of pushdown accounting. The Company has adopted the amendments in ASU 2014-17, effective November 18, 2014, as the amendments in the update are effective upon issuance. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). ASU 2014-08 limits the requirement to report discontinued operations to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments also require expanded disclosures concerning discontinued operations, disclosures of certain financial results attributable to a disposal of a significant component of an entity that does not qualify for discontinued operations reporting and expanded disclosures for long-lived assets classified as held for sale or disposed of. Early adoption is permitted, but only for disposals (or assets classified as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company early adopted the amendments in ASU 2014-08, effective February 2, 2014. The adoption did not have a material impact on our Condensed Consolidated Financial Statements.
In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 addresses the diversity in practice regarding financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit, or a portion of, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent the deferred tax asset is not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position; the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with the deferred tax asset. The Company has been using the method prescribed by ASU 2013-11 since the fiscal year ended February 3, 2007. Therefore, the issuance of ASU 2013-11 did not have an impact on our Condensed Consolidated Financial Statements.
In April 2013, the FASB issued ASU No. 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting” (“ASU 2013-07”). ASU 2013-07 clarifies when an entity should apply the liquidation basis of accounting and provides principles for the measurement of associated assets and liabilities, as well as required disclosures. The Company adopted the amendments in ASU 2013-07, effective February 2, 2014. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). ASU 2013-05 provides clarification regarding whether Subtopic 810-10, Consolidation - Overall, or Subtopic 830-30, Foreign Currency Matters - Translation of Financial Statements, applies to the release of cumulative translation adjustments into net income when a reporting entity either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in a subsidiary or group of assets that constitute a business within a foreign entity. The Company adopted the amendments in ASU 2013-05, effective February 2, 2014. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In February 2013, the FASB issued ASU No. 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of those obligations. The Company adopted the amendments in ASU 2013-04, effective February 2, 2014. Other than additional disclosures regarding obligations resulting from joint and several liability arrangements described above, the adoption did not have an impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that the Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,”

“estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings, estimates regarding future effective tax rates, and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 31, 2014, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.